TRANSCRIPT

Investor Roadshow: Webcast

Alan Mnuchin:	00:05	Good afternoon. I'm Alan Mnuchin, chairman and CEO of Falcon Capital Acquisition Corp. We're really excited to bring Sharecare to you today. We're media tech investors by background and see Sharecare at the intersection of healthcare, tech, and media. Sharecare is in the process of disrupting healthcare in two fundamental ways, bringing down the healthcare costs for large enterprise clients across America, while at the same time, improving the health of consumers and patients, all driven by a unified, interoperable platform, which can be accessed on a mobile phone.
Alan Mnuchin:	00:38	No other digital healthcare company in America cuts such a wide swath as what Sharecare has brought together at scale. Enterprise clients, including major health plans, providers, including large hospital networks, and life sciences. It is this large nexus of all the players in the health delivery system that allows Sharecare to occupy such an important place in the ecosystem. We've known the founder and CEO, Jeff Arnold, as a successful entrepreneur and innovator, going back to his founding WebMD as the 1.0 version of user-driven healthcare, and later, HowStuffWorks, which he sold to Discovery. He and his team have built an incredible digital platform to take healthcare to the next level. With that, I'll turn it over to Jeff and Justin.
Jeff Arnold:	01:25	Thank you, Alan. As Alan mentioned, I've been in digital health for most of my career. I started a remote patient monitoring company in the early 90s and learned earlier in my career, not to get too enamored with the technology. It's all about building relationships to get compliance, to get results. Internet rolled around and thought that now, health needed a homepage. And we started WebMD. WebMD was all about building trust with the user, and so that we could grow word of mouth. This is before the world was Googling symptoms.
Jeff Arnold:	01:56	Had a company called, HowStuffWorks, sold that to Discovery Channel and got introduced to Dr. Oz and Oprah Winfrey, and was asked the question, "If we could start WebMD over again, how would we do it?" And thought that what had changed is that the smartphone had come pervasive, and it was a great opportunity to potentially unlock what, potentially could be the greatest healing device that we had ever seen.
Jeff Arnold:	02:17	Our mission statement at Sharecare is, all together better. And what we mean by all together better is, we're all together better when we bring the ecosystem to the palm of the person's hand. So, how do we connect the health plan? How do we connect the employer? And how do we connect the health system? We're also all together better when we moved from point solutions to platforms. So, from going from the sea of apps to

one integrated solution. And we're all together better when we move from individual health to community health, or from my health to our health.

Jeff Arnold: 02:50

We've put together a great management team at Sharecare, over the last eight years, a team that we think of as innovators, operators, and unifiers. You'll meet Justin later in the presentation, but I've worked with Justin and Dawn since Web MD. Pam Shipley joined us in 2020 from Centene, where she ran a $17 billion P and L and has been a great addition to the team.

Jeff Arnold: 03:11

This is just a subset of a really deep bench. Dr. Brewer, for example, is an MIT neuroscientist who runs the mindfulness lab at Brown University. His TED Talk, I believe, has been watched like 16 to 17 million times. With this team, we've been able to build a very comprehensive digital solution, one integrated platform that services enterprise, provider, and consumer solutions. We've raised $450 million, to date, and our approach was, how do we connect the living room to the exam room, to the workplace? So you'll find investors in the living room, like Oprah, in the exam room, like HCA, and in the workplace, various Blue Cross plans. And we've anchored those strategic investors with financials investors, such as Wellington.

Jeff Arnold: 03:57

With that capital, we've achieved reach and scale. We have over 64,000 employers that we've adjusted data on. We work with over 7 million covered lives with health plans. We do business with over 6,000 health systems and work with many of the top life science brands.

Jeff Arnold: 04:15

Justin is going to take you through our financial performance, but highlights are, is that, in 2021, we'll do over $396 million in revenue. And we're over 95% booked already for the year, as we sit here in early February. And we're also EBITDA positive, as well as cashflow positive.

Jeff Arnold: 04:37

We believe Sharecare is a category of one, opportunity for investors, and that we're poised for growth and scale. We believe that for four primary reasons. The first is our comprehensive platform. We've made several acquisitions over the years to build one platform that's data is interoperable, that's easy to understand how to use, and that's affordable for all. We have diversified revenue and scale, so you'll see in this presentation, lots of capabilities and lots of clients. We believe many of our clients buy us for our innovation. And we have strong revenue visibility, scale, we're profitable, and competent we can sustain 20% year over year growth.

Jeff Arnold: 05:17

So let's get into each of these, starting with a comprehensive platform. Within our platform, on behalf of the ecosystem, we focus on productizing engagement across what we call, the five M's. So, how do we get the ecosystem to have tools to message the person the same way on this one platform, to motivate the person through our wellness currency, we call a green day, to manage a person's data in scale, be able to provide dashboards and transparency to measure effectiveness, as well as, because we're surround sounding the individual as their health plan, as their employer, as their physician, that we can create a movement. And the same

passion that we have for the front end and driving engagement, we have equal passion on the backend. So we build tools that make it easy for our clients to be able to message their populations in really effective ways.

Jeff Arnold: 06:11

So let's jump into our various operating units, starting with enterprise, which is our largest. So, this is a balcony view of kind of the digital health landscape. So you'll see many point solutions on the far left that solve important problems for clients and users. And at the top, you'll see what I refer to as, mini platforms. These are platforms that deal with wellness or platforms that deal with benefits, navigation, or health navigation.

Jeff Arnold: 06:36

At Sharecare, we've created, on this one platform, a one-stop shop for wellness benefits and health navigation. Our mission, using technology within enterprise and our other operating divisions, is to go after the triple aim. We're trying to lower healthcare costs, we're trying to improve outcomes, and we're working to increase satisfaction. In 2021, we'll do $227 million in revenue and enterprise. We're a hundred percent booked, as I mentioned, sitting here today. This product is anchored in benefits and healthcare navigation. So, think of Sharecare is kind of like the front door, the platform or app that our members come through first, to not only navigate their benefits and healthcare, but also find other solutions.

Jeff Arnold: 07:21

Our contracts are typically three to five years, so they're recurring in multi-year, and the way that we price our products within enterprise is on a per member, per month. And then, based on eligibility, we have a per enrollee fee. We've had a strong go to market strategy and enterprise starting with key payer clients. So we work with several Blue Cross Blue Shield plans across the country. And we've deployed our platform to Blue Cross Blue Shield of Arizona, Blue Cross Blue shield of Maryland, which is CareFirst, Highmark in Pennsylvania, and others. And at the same time, we've also, for the first time in 2021, deployed our platform as the front door to Centene for some of their markets for Medicaid, and in Medicare advantage with Humana.

Jeff Arnold: 08:06

In addition to selling to key payer clients, we also sell to large self-insured employers. Our big 2020 win was Delta. So we were able to secure Delta to Sharecare, which we launched in January, to their 70,000 global employees. But we also have state Farm. We do business with Walmart, Samsung, Lockheed Martin, and others.

Jeff Arnold: 08:27

And in addition, we sell to public sector clients as well. So for example, in the state of Georgia, we have over 650,000 enrollees on the Sharecare platform, which includes 200,000 public school teachers. Within enterprise, and as well as our other operating units, we have a land and expand strategy. So the way land and expand works here is, every person that has access to the platform comes on to our core digital solution. We ingest the medical claims, the lab claims, and the pharmacy claims and risk stratify the population and come up with kind of our version of a FICA score for that individual.

Jeff Arnold:	09:03	And then based on that person's risk and what that person's eligible for, we have curated a marketplace of evidence-based digital therapeutics. And so we go after these high-cost areas with these digital therapeutics that can help an employee or a member manage their diabetes, or reduce their anxiety, or help them stop smoking, or manage their pregnancy, et cetera.
Jeff Arnold:	09:28	And so if I was using Delta as the example, 70,000 of their employees would be on the per member per month platform. And let's say a flight attendant who got pregnant, that flight attendant would then be eligible for our maternity program. Or if somebody got hurt on the tarmac, maybe strain their back, they might be eligible for our MSK solution. We've been able to contract for over a billion dollars in revenue opportunity from our current clients, and 2021 is all about activating those eligible lives into those interventions. In enterprise, we also have a community transformation platform called the Blue Zones. And the way the Blue Zones works is, think about Sharecare being the company that's helping employers, payers, large health systems, understand that where their people live, work and play matters to their health. So we have this cookbook that helps merchandise making the healthy choice the easy choice. Those large brands that you see on the right often sponsor Blue Zones for communities, but we also sell Blue Zones into work sites. And you would find us in over 57 communities across the country today.
Jeff Arnold:	10:35	Our strategy to grow beyond land and expand and enterprise is to continue to add new digital therapeutic product offerings to our marketplace, so go after high cost areas and continue to add more and more solutions. We also plan on expanding our footprint. So we're adding over 90 salespeople and enterprise that Justin will talk to you about in his financial model. And we're focusing on activating that contracted base of eligible lives into our therapeutics
Jeff Arnold:	11:03	In our provider division, our mission is to use technology to improve efficiency and create better patient care. This division will do over $104 million in revenue in 2021, and is anchored by our health information management products. If you look at the chart on the bottom, we've been able to grow this division from 46 million to $80 million in revenue, organically, over the last five years.
Jeff Arnold:	11:27	But more importantly, we've been able to go from a thousand hospital and physician practices to over 6,000 today. And you can see many of those brands on the far-right. So an individual can come to Sharecare and request that we go gather their medical records on their behalf. And so we've been able to build a great base of customers who trust Sharecare with that very important service.
Jeff Arnold:	11:50	Our land and expand strategy here is how do we take that core service of health information management, where we've created this very large footprint, and able to connect that to our digital platform in really relevant ways. And so the way we're doing that is that as health systems and providers go from fee-per-service to value-based care, our core digital platform is a platform that manages risk. We sell it to big health plans for that

reason. And we think that this is going to be really useful in the shift to value based care for health systems and providers.

Jeff Arnold: 12:21

And in addition to connecting patients to that digital platform to reduce their risks, we've been investing in incremental services to accelerate the push towards value-based care. And we bought a company called Visualize Health in 2020 that integrates with any EMR and you download the patient roster that day. And at the point of care, it makes recommendations on what's necessary within their value-based relationships.

Jeff Arnold: 12:44

We also bought a company called the WhiteHat in 2020, that's in the fraud, waste, and abuse space, that gives us AI capabilities for payment integrity. And we also realized in 2020 that the same digital therapeutics that we're curating for enterprise to help people lower healthcare costs and improve outcomes and improve satisfaction could also help physicians, whether they were in a fee-for-service arrangement for reimbursement, or in a value-based relationship to help reduce risk. So we added some capabilities there as well.

Jeff Arnold: 13:16

This slide shows the confidence that we have that we can continue to grow our base of business. So the chart in green shows us adding hospital sites over the last five years with one of our larger customers. And the chart on the right shows our ability to take a product and create it from scratch, organically, grow it by selling it into our install base. Which fits perfectly into what our near-term revenue growth and margin expansion strategy is, which is to expand our product portfolio, but first focus on deploying our value-based care and payment integrity solutions to our large footprint of over 6,000 clients. And being able to enable what we're calling the Sharecare-enabled clinician.

Jeff Arnold: 13:58

So if you see the Sharecare logo with your doctor, you would know then that you're able to share your data with your doctor or your doctor's able to prescribe Sharecare. We're also going to continue to expand our customer footprint. So we're adding more feet on the street. But more importantly, we're focused on growing from within. We have lots of happy customers, many of those happy customers, because of consolidation and other reasons, has grown their footprint. And so we've identified, just in our top 25 clients alone, over 4,000 new site opportunities.

Jeff Arnold: 14:28

Our last operating unit is our consumer solutions group. So think of Sharecare as B2B2C. This is very important to us. Our ability to differentiate that we know how to talk to a consumer. It helps us a lot in enterprise. It gives our customers confidence that we know how to talk to their employees as consumers. This division will generate $65 million in revenue in 2021, but we've been able to build a huge hundred million first-party user database. So it's great when I can go to clients and say many of your employees or members are already in the Sharecare family.

Jeff Arnold: 15:02

It also helps us fund our award-winning, what I believe is second-to-none content library. I think we won 15 digital health awards in November, but we've built this giant library of content that includes over 48,000 original videos. This library of content allows us to create a unique Sharecare experience for each

user. No two content experiences are alike. We generated over 150 million emails last year. Sharecare has over two and a half million social followers. And if you were to take our peer group, that I'll talk to you about later and the presentation, and add up all their social followers, it wouldn't equal ours. And we enroll into our profile engine over 400,000 new people every 30 days. And because of that, we've been able to work with several of the top pharma and biotech companies over the years.

Jeff Arnold:	15:55	Our land and expand strategy here is all driven by data. And I think that this opportunity for us is almost like our operation warp speed opportunity, and that we have lots of users. We have lots of data. We're really good at converting at the top of the funnel. And what we want to do is be able to take that and be able to kind of modernize a new CRO approach. Think about me contributing my data by sharing care for me to help optimize my health, but at the same time, I'm contributing my data by sharing care to help optimize our health.
Jeff Arnold:	16:29	And I think that's how we're going to build amazing community around Sharecare over the next decade, is this idea of, we're sharing care with our data to help ourselves and to help others. And we've got the capability to be able to turn that data into insights. Like the other divisions, the way we'll grow this is continue to retain and grow our existing clients. We have really high retention rates. We're going to continue to invest in real-time health profiling, expert content, advanced analytics, and continuing to bundle our capabilities to meet market needs.
Jeff Arnold:	16:58	And I think that's one of the strengths of Sharecare, is we have such amazing content, and we have the ability to bundle it in really useful ways, and be able to not only sell that direct to consumer, but be able to provide it to providers for patients, and be able to give it to employers for employees. And so that's a strength of ours that we'll continue to do, is package all our products in really relevant ways in the consumer solution group, because of the continent assets that they have are often a big part of that.
Jeff Arnold:	17:27	Okay. So the last section I'm going to talk about is data and innovation, starting with our community wellbeing index. And we have, since our beginning, been very focused on understanding how our environment impacts our health. And what we've learned is that our environment is as important as our lifestyle and our genetics. And we take our Sharecare data, and we package it together, and we contextualize it in a community wellbeing index, where we rank zip codes, cities, and states for their wellbeing. So what's that zip codes, physical resilience, mental resilience, financial resilience, etc...
Jeff Arnold:	18:03	And we're starting to now take that data and productize it. And so we think that this is a huge data opportunity for Sharecare, especially for urban planning, as well as to benchmark the effectiveness of Sharecare. Being in digital health for much of our career, we also are able to rapidly respond where there's digital health needs and when the pandemic happened we realized that the first thing where we could add value was getting people on the Sharecare platform to build resilience as a way to reduce their risk against COVID. But we also realized

that for the world to reopen that we were going to need to tech enable standard operating procedures so that if you are a hotel or a live event, or eventually a school or an office, you could go through a Sharecare verification process and become Sharecare verified, meaning that you were meeting the best practice standards and giving confidence to people to come back to work.

Jeff Arnold: 19:01

Or in this example on the screen, getting guests to stay at your hotel. And this is a product that didn't exist 60, 90 days ago. And you can see on the screen is now been adopted in over 50 countries. That work led us deeper into this area of what we call, health security and the way we think about health security is similar to cyber security. Think of cyber security as a way to protect infrastructure against the virus and health security, as a way to protect people against the virus. When the federal government pushed the vaccine distribution down to the state level and all eyes were on Florida, we were fortunate to be able to take our digital health solutions to the state of Florida and be awarded a large contract to help partner in vaccine distribution. And the way that works is you go to MyVaccine.FL.gov, which Sharecare helps power.

Jeff Arnold: 19:52

And we have a vaccine scheduler in which you pick your county and you pre-register for your vaccine. We then send the person a text and they open up a chatbot where they finish the registration process and they get issued a QR code. And when they go to get their vaccine, they show the QR code and it talks to our clinician portal where the clinician's able to put in the vaccine type that you're receiving and upload your vaccine card back into the Sharecare platform. And then we have the Sharecare platform be able to talk to the shot registry and other state analytics. This was a big contract that we just won and really important because it helps lead us as an emerging leader in health security. But in the last week alone, we've registered nearly two million people into the Sharecare platform.

Jeff Arnold: 20:40

And that work has now led to other States as well as we're in conversations as a finalist across the country. Lastly, we have been acquisitive over the years and bringing in assets that were really core to our strategy. And a couple of weeks ago, we announced an acquisition with a company called doc. ai that has deep expertise in artificial intelligence. So I'm talking deep tech. Walter, for example, who's the co-founder and chief scientific officer teaches at Stanford and MIT known as a futurist. Rob was the commissioner of health in the State of New York and chief operating officer in California for Kaiser, but deep, deep knowledge that is helping Sharecare take our big data assets and be able to think of how do we move it from the cloud to the edge. How with, zero trust do we start to do federated learning? And what AI needs is data and Sharecare has a lot of data.

Jeff Arnold: 21:36

And what Sharecare needs is insights, which is what the promise of AI is. So it's this great partnership, way we met doc.ai is through Anthem and Anthem was a large investor in doc.ai and had recently executed a hundred million dollar contract with doc.ai for AI services. And they helped not only introduce us, but work with them to figure out how could doc. ai and Sharecare and Anthem have lots of impact. And so this is kind of a view of what that might look like. Rajeev Ronanki who

leads transformation efforts for Anthem and who had previously started the AI practice for Deloitte also is joining the Sharecare board of directors as part of that merger. And not only will we be able to provide these services and insights to Anthem, but also to the many other clients that Sharecare has. And so with that, I'm going to hand it over to Justin Ferrero, our president and chief financial officer, to talk to you about our financial performance, Justin.

Justin Ferrero: 22:38

Thanks, Jeff. My name is Justin Ferrero, president, CFO, as Jeff said at the outset. I've been in the same role with him for 20 years, we've raised close to a billion dollars for various companies, multiple successful exits for our shareholders. And we have great business at Sharecare. I'm going to start with a few key highlights, first we have high revenue visibility, recurring revenue based model with long-term contracts. We have scale, thousands of happy customers from health plans, to hospitals, to clinics, to government agencies. We have lots of ways to drive growth from new logos to expanding our digital therapeutics, to expanding into value-based care, to launching new products like health security, and we're profitable. It's a big differentiator, both EBITDA and cashflow positive. So the capital from this raise goes towards acquisitions and growth versus funding losses like many of our peers.

Justin Ferrero: 23:32

Here's our three-year forecast. We're showing 24% compounded growth. Might take you why we think that's conservative on the next couple of slides. We believe we can generate a billion plus in revenue with the customers and products that we have in place today. We'll focus on 2021 on this slide as we're pretty big business today, we'll do close to 400 million in revenue and 31 million of EBITDA while investing heavily in growth. We have over 350 people in product and tech as an example, we're investing in a 100 new salespeople over the next three years. We're investing in 120 new people in product and tech over the next three years. And our EBITDA margins are expanding. So big investment and growth. Next slide is how we tracking for 2021. The headline is we're a 100% booked. Our enterprise growth of 38 million is done for the new client wins. Already discussed Centene, Humana, Delta, and others to our conservative enrollment forecast and our digital therapeutics to the recent wins and health security.

Justin Ferrero: 24:35

So enterprise is booked and we're going to exceed 38 million in growth. On the provider side, it's a similar story. 18 of the 23 million in growth is already either booked or in contracting. So we have a $5 million go get as we sit in February and a $38 million pipeline. So we're confident we're not only going to hit the 23 million in growth, but exceed it. So reality is we're already selling into 2022 and we're going to go into next year well over a $400 million run rate. And then 2022 will be the same execution plan. We're going to land and expand with our large health plans. We have nine, they can be worth tens of millions in revenue each annually, or upselling our digital therapeutics. This is a new product line for us. We built a billion dollar contracted opportunity over the last 18 months and we're now actively upselling our other clients.

Justin Ferrero: 25:28

And we think this will expand by another billion dollars this year. We continue to drive enrollments into our digital therapeutics, our health security business is exploding. We

have 12 other States in our pipeline that range from 5 million to 30 million each. And then we're making a huge investment in sales and have a significant pipeline to drive new logos. So feel very good about enterprise as we go into 2022. On the provider side, we have strong historic organic growth. We're going to grow 30% organically this year. We expect that to continue into 2022, especially with the new verticals we've added like value-based care. We're currently in discussions with 10 ACOs and gain share contracts that are worth at least 5 million each to us. So we'll sign those this year and we'll generate that income in 2022. So, really in a fantastic place with a book plan for 2021 and huge momentum at 2022. So I want to take you through really the primary catalyst that's driving this growth.

Justin Ferrero: 26:33

We made a incredible acquisition in August of 2016 when we bought the pop health division of Healthways, which was a pioneer in disease management. And at the time we knew they were losing tens of millions of dollars, they had a broken platform that was outsourced and lots of unhappy customers so we had to shed 90 million in bad contracts, over a 1000 jobs because they have a bloated infrastructure and integrate an entirely new tech infrastructure. Four years later.

Justin Ferrero: 27:03

Four years later, the acquisition has been a huge success. We retained $150 million business that is now profitable. We renewed huge accounts like CareFirst and Anthem, and the State of Georgia that are all now buying more and growing. And we bought the foundation of our disease management and digital therapeutics business. And we did all of this for 5 million net in common stock. So it was highly accretive for our shareholders. And when you look at our historicals, they appear flat, but when we normalize for the 90 million in bad contracts that we shed over the past four years from that acquisition, we've actually grown organically between eight and 9%, and that was while repositioning and transforming the Healthways asset. The great news is that integration is done. We have a happy client base who is buying more and growth is accelerating as we discussed in our booked 2021 plan.

Justin Ferrero: 28:05

So in summary, we couldn't be more excited about our business. We truly have line of sight to a billion plus in revenue with what we have in place today, from the big pipeline of new customers to upselling our digital therapeutics, to cross selling our enterprise platform to our provider customers often hospitals are the largest employer in the States. We're driving enrollment and we're expanding into new markets like health security and the vaccine assistant. We're establishing reseller partnerships like with one of our investors, Quest, they're bundling our digital platform with their biometrics, and leveraging their hundred salespeople to sell it to their customer base. So huge opportunity that we just signed this month and we have others. And then we have a pipeline of acquisitions which is a core competency as we discussed in the Healthways transaction. So, we couldn't feel any more confident about our business in the future. And with that, I'll pass it back to Alan.

Alan Mnuchin: 29:06

Thank you, Justin. To hit on a few high points regarding the transaction, there is $770 million of capital being raised from SPAC cap and trust and PIPE proceeds. 400 of proceeds go to

the balance sheet to support further innovation, growth initiatives and strategic acquisitions.

Alan Mnuchin:	29:31	$275 million of potential secondary comes behind primary capital in the transaction waterfall, primarily for early outside investors. There is pro rata selling by the management leadership team. In total, this represents less than 7% of pro forma market cap of the company. With respect to pro forma ownership, early investors and insiders will still own approximately 80% of the company. Of that, management's pro forma ownership is approximately 22%.
Alan Mnuchin:	30:02	We believe we've achieved proper economic alignment with management to allow for long-term value creation. Specifically, the sponsor and leadership are both locked up for 12 months, subject to price performance hurdles.
Alan Mnuchin:	30:12	As it relates to valuation, we believe we've created a very attractive entry point here, through this transaction versus a target instead of digital health peers. Sharecare's growth and valuation lines up extremely well versus this group. We've thoughtfully selected a third group of digital health peers focus on the health plan, employer, and provider ecosystem. These companies all live in the benefit ecosystem we're driving engagement across a broad patient population's a critical KPI for success. And they all have similar forward growth rates, because Sharecare greater than 20%. And importantly, Sharecare is profitable on both EBITDA and Pro Rata basis, which is uniquely differentiated versus this grouping. And our stack valuations is intentional as at a meaningful discount for the peers, both on an EB to revenue and growth adjusted basis. So we're looking at approximately9.5 times for Sharecare, versus a range of 15 to 25 it appears on '21 revenue. And the growth adjusted multiple with just under 0.4X, versus a peer group range of 0.53 north of 1X. With that I'll flip it back to Jeff.
Jeff Arnold	31:11	Thank you, Alan. So to summarize, Sharecare is a B2B2P business. And so we actually have lots of revenue in our B2B business, but I think what really differentiates us is this B2B2P approach where we look at the person holistically as a consumer, as a patient, as an employee and as a health plan member. And we've really bought into this approach of Falcon of this category of one. Alan has demonstrated at DraftKings and Jeff and Skills, this approach, and we've bought into this idea. But hopefully what we've been able to demonstrate today is that we have the platform, Sharecare has the capabilities. We have lots of clients, we have great unit economics, and we're really poised for hyper-growth. And the way that hyper-growth is going to happen as we're going to continue to add more capabilities and activations to current clients, and we're going to continue to win new logos. That's why we believe Sharecare is a category of one.